UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

Check One:

[ ] Form 10-K
[ ] Form 20-F
[ ] Form 11-K
[x] Form 10-Q
[ ] Form N-SAR

For Period Ended:           May 15, 2001
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                  ----------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

THE FIRST AMERICAN CORPORATION
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

1 First American Way
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Address of Principal Executive Office (Street and Number)

Santa  Ana, California 92707-5913
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[x]    (a)      The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]    (b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)      The  accountant's  statement or other  exhibit  required by Rule
                12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period:

         The Company needs additional time to finalize its financial statements in order to ensure accurate reporting of its financial condition and results of operations.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                 Max Valdes                    (714)              800-3000
         --------------------------------  ---------------  --------------------
                   (Name)                   (Area Code)      (Telephone Number)

(2)      Have all  other  periodic  reports  required  under
         Section 13 or 15(d) of the Securities  Exchange Act
         of 1934 or Section 30 of the Investment Company Act
         of 1940 during the  preceding 12 months or for such
         shorter  period that the registrant was required to
         file such  report(s)  been filed?  If answer is no,
         identify report(s)                                       [x] Yes [ ] No


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(3)      Is it anticipated  that any  significant  change in
         results of operations from the corresponding period
         for the last fiscal year will be  reflected  by the
         earnings  statements  to be included in the subject
         report or portion thereof?                               [ ] Yes [x] No


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                         THE FIRST AMERICAN CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       May 15, 2001              By       /s/ Max Valdes
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